UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2014

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7915 Baymeadows Way, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Funding Agreement

On December 23, 2014, ParkerVision, Inc.  (the “Company”) entered into a Funding Agreement (the “Funding Agreement”) with 1624 PV, LLC, a litigation investment firm (the “Funder”).  Under the Funding Agreement, the Funder has committed to fund up to $7 million (the “Committed Capital”) for the legal fees and expenses of specified future patent infringement litigation to be brought by the Company (“Funded Litigations”). The Company has agreed to reimburse and compensate the Funder from gross proceeds resulting from these actions (“Enforcement Proceeds”). The Funder is entitled to receive (i) 100% of Enforcement Proceeds from the Funded Litigations until such time that the Funder has been repaid in full for funds it disbursed under the Funding Agreement (“Released Funds”) and (ii) a portion of remaining Enforcement Proceeds up to a maximum amount determined as a multiple of the Released Funds (the “Maximum Return”).  The Funder may also receive a portion of the Company’s gross proceeds from the Company’s other patent litigations and patent related monetization activities such as patent licensing, development, commercialization or sale (“Other Proceeds”) which, together with Enforcement Proceeds, will not exceed the Maximum Return.  The Funder will be reimbursed and compensated by the Company under the Funding Agreement solely from Enforcement Proceeds and Other Proceeds and the Funder has no security interest in any assets of the Company.

A portion of the Company’s Enforcement Proceeds from Funded Litigations will be maintained in escrow to be adjusted and disbursed to the Company and/or the Funder from time to time based on a number of factors including (i) the amount of Enforcement Proceeds received, (ii) the actual amount of Released Funds, (iii) the amount of remaining Committed Capital, as may be adjusted for Funded Litigations that have been resolved, and (iv) the Funder’s compensation multiple.  The Funding Agreement may be terminated under certain circumstances, including:  (i) by mutual consent of the parties; (ii) by either party upon material breach of the other party; and (iii) by the Funder in the event that the underlying enforcement actions are deemed to be without merit or commercial viability, and following a failure by the Company and the Funder to negotiate a mutually acceptable resolution.  In the event the Funding Agreement is terminated by the Funder for a material breach by the Company, the Funder is entitled to its Maximum Return under the Funding Agreement to the extent the Company receives future Enforcement Proceeds or Other Proceeds and/or funds are available in escrow.  For all other termination events, the Funder is entitled to a reduced return and/or a reimbursement of a portion of Released Funds to the extent the Company receives future Enforcement Proceeds or Other Proceeds and/or funds are available in escrow.

Under the Funding Agreement, the Funder and the Company each agreed to keep confidential and not use or disclose the confidential information of the other party and the Funding Agreement contains customary representations, warranties and covenants of the Company. Additionally, the Company has agreed to indemnify the Funder with respect to costs and expenses not funded by the Funder, including with respect to liabilities to defendants for legal fees and disbursements and/or court fees (“Adverse Costs”).  The Funding Agreement contemplates that the Company will obtain insurance to cover Adverse Costs in connection with certain Funded Litigations.

Warrant Agreement

On December 23, 2014, the Company also entered into a Warrant Subscription Agreement (the “Warrant Agreement”) with the Funder for the purchase of warrants (“Warrant”) to purchase up to an aggregate of 5,652,174  shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).  The aggregate purchase price for the Warrants is $1.3 million, paid in cash at closing (to occur on or before January 15, 2015).  Under the terms of the Warrant Agreement, upon closing, the Company will issue to the Funder three Warrants, each exercisable for up to 1,884,058 shares of Common Stock with exercise prices of $1.50, $2.50, and $3.50 per share, respectively.  The Warrants are exercisable for a period of three years from the date of issuance.

Under the terms of the Warrant Agreement, the Company will use commercially reasonable efforts to file, within 60 days of the closing, a registration statement with the Securities and Exchange Commission (“Commission”) covering the resale of all of the shares of Common Stock issuable upon exercise of the Warrants and to have such registration statement declared effective by the Commission as soon as practicable thereafter.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in the last two paragraphs under Item 1.01 is incorporated under this Item by reference.

Item 7.01.	Regulation FD Disclosure.

On December 23, 2014, the Company issued a press release announcing the Warrant Subscription Agreement and the Funding Agreement with the Funder. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, and the exhibits related thereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01, and the exhibits related thereto, shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2014

PARKERVISION, INC.

By:	/s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer

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